Exhibit 10.1

AMENDED AND RESTATED UNSECURED PROMISSORY NOTE

$259,059 — Original Principal Amount	Issue Date — July 23, 2013
Santa Ana, California

For value received, Maxxess Systems, Inc., a California corporation and its successors and assigns (the “Company”), hereby promises to pay to Iteris, Inc., a Delaware corporation (together with its successors and assigns, the “Holder”), in lawful money of the United States at the address of Holder set forth below, the principal sum of Two Hundred Fifty-Nine Thousand and Fifty-Nine Dollars ($259,059), together with all accrued but unpaid interest thereon.  This Unsecured Promissory Note (the “Note”) memorializes the Company’s pre-existing business obligation owed to Holder for prior sublease payments and other services previously rendered to the Company.

1.                                      Due Date.

Unless this Note is extended with the written consent of the Holder or is accelerated in accordance with the terms of this Note, the entire outstanding principal balance of this Note, together with all accrued and unpaid interest, shall be due and payable on August 10, 2016 (the “Due Date”).

2.                                      Terms of Payment; Interest.

2.1                               Interest shall accrue on the principal outstanding under this Note from time to time, commencing from the Issue Date of this Note and continuing until repayment of this Note in full, at a rate equal to six percent (6%) per annum, compounded annually (computed on the basis of a year of three hundred sixty-five (365) days of actual days elapsed).  Accrued interest shall be payable quarterly on the first business day of each calendar quarter.  Notwithstanding anything herein to the contrary, if during any period for which interest is computed under this Note, the amount of interest computed on the basis provided for in this Note, together with all fees, charges and other payments that are treated as interest under applicable law, would exceed the amount of such interest computed on the basis of the Highest Lawful Rate, the Company’s obligations hereunder shall, automatically and retroactively, be deemed reduced to the Highest Lawful Rate (as defined below), and during any such period the interest payable under this Note shall be computed on the basis of the Highest Lawful Rate.  In the event Holder receives as interest an amount that would exceed the Highest Lawful Rate, then the amount of any excess interest shall not be applied to the payment of interest hereunder, but shall be applied to the reduction of the unpaid principal balance due hereunder.  As used herein, “Highest Lawful Rate” means the maximum non-usurious rate of interest, as in effect from time to time, which may be charged, contracted for, reserved, received or collected by the Holder in connection with this Note under applicable law.

2.2                               All payments under this Note shall be made (i) in lawful money of the United States of America at the principal office of the Company, or at such other place as Holder may from time to time designate in writing to the Company.  Payments under this Note shall be applied first to the payment of all accrued and unpaid interest and then to the payment of principal.  Prepayment of the principal amount of this Note, together with all accrued and unpaid interest on the portion of principal so prepaid, may be made in whole or in part at any time without penalty.

3.                                      Subordination.

3.1                               Subordinated Amount.  The Holder and the Company agree that this Note and the Company’s obligations under this Note shall be subordinated to any debt financing by the Company with one or more lenders subsequent to the Issue Date of this Note, but only up to an aggregate subordinated amount of Five Million Dollars ($5,000,000) (the “Subordinated Amount”).  The Holder agrees to execute any documents reasonably requested by the investors in such financings to give effect to such subordination.

3.2                               Pari Passu Amount.  The Company and the Holder agree that this Note and the Company’s obligations under this Note shall be on pari passu with any debt financing by the Company in excess of the Subordinated Amount, and the Company agrees to execute (and to have such investor in the excess investor to execute as a condition to such financing) any documents (including, but not limited to, any related intercreditor agreements, security agreements. and financing statements) reasonably requested by the Holder to give effect to such pari passu treatment.

3.3                               Notice of Financings.  For so long as any amount of this Note remains outstanding, the Company agrees to notify the Holder in writing at least five (5) business days prior to the closing of any debt or equity financing by the Company.  For the purposes of this Note, the term “financing” shall not include (a) any option exercises or stock issuance under the Company’s benefit plans, (b) trade payables incurred in the ordinary course of the Company’s business or (c) short-term bank borrowings or receivable factoring.

4.                                      Representations and Warranties of Company.

The Company hereby represents and warrants to the Holder that this Note has been duly and validly executed and delivered by Company and constitutes a legal, valid and binding obligation of Company enforceable against Company in accordance with its terms, except as the enforceability thereof may be limited by bankruptcy, insolvency, fraudulent conveyance, or other similar laws relating to the enforcement of creditors’ rights generally and by general principles of equity.

5.                                      Acceleration Upon Change in Control or Significant Financing.

For the purposes of this Note, a “Change in Control” shall be deemed to occur upon (i) the sale, lease, license or transfer, in a single transaction or a series of transactions, of all or substantially all of the Company’s assets; (ii) the sale or transfer, in a single transaction or a series of transactions, of 50% or more of the presently outstanding shares of capital stock of the Company, or (iii) the issuance by the Company of stock, whether in one or more transactions, which individually or in the aggregate results in the ownership, following such transaction or transactions, by the present stockholders of the Company of less than 50% of the issued and outstanding shares of voting stock of the Company.  In the event of a Change in Control or a Significant Financing (as defined below) while the Note is outstanding, all of the Company’s obligations under this Note shall be immediately accelerated and the Company shall pay to the Holder the outstanding principal balance under the Note and all accrued interest thereunder, which payments shall be paid in cash (by cashier’s check or wire transfer) to the Holder at the closing of such Change in Control or Significant Financing, as the case may be. For the purposes of this Note, a “Significant Financing” shall be deemed to occur upon the closing of one or a more debt or equity financings by the Company after the Issue Date with gross proceeds to the Company in the aggregate of at least $10.0 million.

6.                                      General

6.1                               Saturdays, Sundays, or Holidays. If any payment of principal or interest on this Note shall become due on a Saturday, Sunday, or a public holiday under the laws of the State of California, such payment shall be made on the next succeeding business day and such extension of time shall be included in computing interest in connection with such payment.

6.2                               Assignment. This Note may be transferred only upon surrender of the original Note for registration of transfer, duly endorsed, or accompanied by a duly executed written instrument of transfer in form reasonably satisfactory to the Company. Thereupon, a new Note for like principal amount and interest will be issued to, and registered in the name of, the transferee. Interest and principal are payable only to the registered holder of the Note.

6.3                               Cancellation Upon Payment in Full. Upon payment in full of all principal and interest payable hereunder, this Note shall be surrendered to the Company for cancellation.

6.4                               Presentment, Notice, etc. The Company waives presentment, demand for performance, notice of nonperformance, protest, notice of protest, and notice of dishonor. No delay on the part of Holder in exercising any right hereunder shall operate as a waiver of such right under this Note.

6.5                               Events of Default and Acceleration.  Notwithstanding the provisions set forth above, the entire unpaid principal balance of this Note, together with all accrued and unpaid interest, shall become immediately due and payable prior to the Due Date upon the occurrence of one or more of the following events (each an “Event of Default”):

(a)                                 The execution by the Company of a general assignment for the benefit of creditors, the filing by or against the Company of any petition in bankruptcy or any petition for relief under the provisions of the Federal bankruptcy act or any other state or Federal law for the relief of debtors and the continuation of such petition without dismissal for a period of 60 days or more, the appointment of a receiver or trustee to take possession of any property or assets of the Company or the attachment of or execution against any property or assets of the Company which is not discharged within 60 days from its inception;

(b)                             The Company approves or effects (i) the dissolution or liquidation of the Company, or (ii) the cessation or termination of all or substantially all of the Company’s operations or business; or

(c)                              The Company’s failure to timely make any payment of principal and/or interest hereunder or the Company’s breach of any material agreement, covenant, representation or warranty set forth in this Note and the failure to make such payment or remedy such breach for a period of 15 days from the receipt of notice of such failure or breach.

6.6                               Attorneys Fees.  If any party hereto incurs any legal fees, whether or not an action is instituted, to enforce the terms of this Note or to recover damages or injunctive relief for breach of this Note, it is agreed that the successful or prevailing parties shall be entitled to reasonable attorneys fees, expert witness fees and other costs in addition to any other relief to which it or they may be entitled.

6.7                               Notices.  Except as set forth below, all notices, deliveries or other communications required or permitted hereunder shall be in writing and shall be deemed to have been given: (i) upon personal delivery to the party to be notified; (ii) when sent by confirmed facsimile if sent during the normal business hours of the recipient, if not, then on the next business day; (iii) one (1) business day after deposit with a nationally recognized overnight courier designating next business day delivery; or (iv) five (5) days after having been sent by registered or certified mail, return receipt requested, postage prepaid.  All notices, deliveries or other communications shall be sent to the address or facsimile number as set forth below or at such other address as such party may designate by ten (10) days’ advance written notice to the other parties.

If to Holder:	Iteris, Inc.
1700 Carnegie Ave., Ste. 100
Santa Ana, CA 92705
Attn: Chief Executive Officer

If to the Company:	Maxxess Systems, Inc.
1040 N. Tustin Ave.
Anaheim, CA 92087
Attn: Chief Executive Officer

Notwithstanding the foregoing, any payment under this Note shall be deemed made upon receipt by Holder. Holder or the Company may change their address for purposes of this Section by giving to the other party notice in conformance with this Section of such new address.

6.8                               Governing Law; Counterparts; Assignability. This Note shall be governed by and construed under the laws of the State of California as applied to agreements among California residents entered into and to be performed entirely within California.  This Note may be executed in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument, and a document signed and transmitted by facsimile shall be treated as an original document.  This Note shall be assignable by Holder (as security or otherwise), provided that Holder shall provide to the Company with ten (10) days’ advance written notice of its intention so to assign this Note, which notice shall identify the proposed assignee.

6.9                               Time of the Essence; Remedies.  Time is of the essence of this Note.  The rights and remedies under this Note are cumulative and not exclusive of any rights, remedies, powers and privileges that may otherwise be available to the Holder.

6.10                        Entire Agreement.  This amended and restated unsecured promissory note supersedes the unsecured promissory note dated August 10, 2009 between the parties. This amended and restated note constitutes the full and entire understanding, promise and agreement between the Company and the Holder with respect to the subject matter hereof and thereof, and supersedes, merges and renders void every other prior written and/or oral understanding, promise or agreement between the Company and the Holder with respect to the subject matter hereof and thereof.

6.11                        Severability.  If one or more provisions of this Note are held to be unenforceable under applicable law, such provision shall be excluded from this Note, the balance of the Note shall be interpreted as if such provision were so excluded and shall be enforceable in accordance with its terms.  The Company and the Holder shall use good faith to negotiate to substitute (or a court may a substitute) a valid and enforceable provision that replaces the excluded provision and that most nearly affects the parties’ intent in entering into this Note.

6.12                        Waiver; Amendment; Successors and Assigns.  Neither this Note nor any term hereof may be waived, amended, discharged, modified, changed or terminated except by an instrument in writing signed by the Company and the Holder.  No delay or omission by the Holder in exercising its rights under this Note shall constitute a waiver of or bar to exercising such right or any other rights in the future.  This Note shall be binding upon, inure to the benefit of and be enforceable by the Company, the Holder and their respective heirs, personal representatives, successors and assigns.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the Company has caused this Note to be duly executed and delivered on and as of the Issue Date set forth above.

Maxxess Systems, Inc.

		By:	/s/ NANCY ISLAS
		Name:	Nancy Islas
		Title:	President

Accepted and agreed upon
as of the Issue Date set forth above.

Iteris, Inc.

By:	/s/ JAMES S. MIELE
Name:	James S. Miele
Title:	Chief Financial Officer